Exhibit 10.9
Dated
[DATE]
EMPLOYMENT CONTRACT
BETWEEN
ALTISOURCE SOLUTIONS S.à r.l.
AND
MR. WILLIAM BENJAMIN SHEPRO

Dated: [DATE]
EMPLOYMENT CONTRACT
BY AND BETWEEN:
1.	Altisource Solutions S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, with a share capital of USD 20,000.-, having its registered office at 2-8, avenue Charles de Gaulle, L-1653 Luxembourg, not yet registered with the Luxembourg Trade and Companies Register (hereinafter referred to as “the Employer”);
and
2.	Mr. William Benjamin Shepro, born on the 17th March 1969 in Hartford, Connecticut (United States of America), residing at 5265 Mount Vernon Parkway, Atlanta, GA, 30327, United States of America, prior to relocation to an address in Luxembourg (hereinafter referred to as “the Employee”);
The Employee and the Employer may hereinafter collectively be referred to as the “Parties”, each being a “Party”.
The present contract is signed for an unlimited period of time, in accordance with the provisions of the Luxembourg Labour Code, under the following conditions agreed by and between the Parties:
Article 1 — Definitions and interpretations:
(a)	The definitions and rules of interpretation of this clause apply to this Contract.

Board : the board of directors of the Employer or of Altisource Portfolio Solutions S.A. (including any committee of the Board or any individual duly appointed by it);

Cause : in accordance with article L.124-10 of the Luxembourg labour code, Cause is held to include (i) wilful misconduct by the Employee with regard to the Employer which has a material adverse effect on the Employer and which is not cured within thirty (30) days of receipt of a written notice from the Board which specifically identifies such purported misconduct by the Employee; (ii) the wilful refusal of Executive to attempt to follow the proper direction of the Board which is not cured within thirty (30) days of receipt of a written notice from the Board which specifically identifies such purported failure by Employee, provided that the foregoing refusal by Employee shall not be “Cause” if such direction is illegal, unethical or immoral and Employee promptly so notifies the Board; (iii) material and continuing wilful failure by Employee to perform the duties required of him under the present Contract (other than any such failure resulting from incapacity due to physical or mental illness) which is not cured within thirty (30) days of receipt of a written demand for substantial performance from the Board which specifically identifies the manner in which it is believed that Employee has substantially and continually refused to attempt to perform his duties hereunder; (iv) the Employee being convicted of a felony; (v) a material breach of this Contract, which is not cured within thirty (30) days of receipt of a written notice of such breach from the Board specifically identifying the manner in which it is believed that Employee has materially breached this Contract, or (vi) drunkenness or the possession of narcotics on Employer’s property, wilful and material damage to Employer’s property or repeated and material violations of Employer’s policies, provided that such violations have not been cured within thirty (30) days of receipt of written notice which specifically identifies the policies at issue. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “wilful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Employer;

Commencement Date : the first Monday, two weeks after the date of distribution of the Employer’s Parent Company (in accordance with article 9 (a));

Confidential Information : information (of any nature and in any format) which is not in the public domain, relating to the business, products, affairs and finances of the Employer;

Contract : the present unlimited period employment contract;

Employment : the employment of the Employee by the Employer on the terms of this Contract;

Good Reason : the occurrence or failure to cause the occurrence, as the case may be, without Employee’s express written consent of any of the following circumstances: (i) any substantial unreasonable material diminution of Employee’s positions, duties or responsibilities hereunder (except in each case in connection with the termination of Employee’s employment for Cause or disability or as a result of Employee’s death, or temporarily as a result of Employee’s illness or other absence), or, the assignment to Employee of duties or responsibilities that are inconsistent with Employee’s position; (ii) removal of, or the non re-election of the Employee from executive positions with the Employer or its Parent Company without election to a higher position or removal of Employee from any of his executive positions; (iii) a failure by the Employer to continue any incentive plan, programme or arrangement in which Employee is entitled to participate (the “Incentive Plans”), provided that any such Incentive Plans may be modified at the Employer’s discretion from time to time; (iv) any material breach by the Employer of any provision of this Agreement; (v) failure of any successor to the Employer or to the Parent Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume the obligations of the Employer hereunder in a writing delivered to Employee upon the assignee becoming the successor;

Tax Gross Up : all amounts necessary to reimburse Employee for taxes required to be paid by Employee for applicable benefits paid hereunder;

Incapacity : any illness or injury which prevents the Employee from carrying out his duties;

Parent Company : Altisource Portfolio Solutions S.A., a public limited liability company (société anonyme), incorporated under the laws of the Grand Duchy of Luxembourg, with a share capital of USD 9,341,907.-, having its registered office at 2-8, avenue Charles de Gaulle, L-1653 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 72 391;

Pre-Contractual Statement : any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Contract or not) relating to the Employee’s employment under this Contract which is not expressly set out in this Contract or any documents referred to in it;

Rules and Regulations : any internal rules, regulations, policies or procedures which may be periodically prepared by the Employer and which apply to all its employees including the Employee;

Subsidiaries : all present and future subsidiaries of the Employer or the Parent Company;

Target Total Compensation : annual gross salary together with annual target incentive; and

Travel and Entertainment Expense Policy : Employer’s policy on travel and entertainment expenses, as may be amended from time to time. The Employee hereby affirms that he has seen and approved the policy and possesses a copy.

(b)	Any reference to a particular law is a reference to the said law as it is in force at that time, taking any amendment, extension or re-enactment into account and including any subordinate legislation made under it.

(c)	A reference to one gender includes reference to the other gender.
Article 2 — Duties and Nature of Service
(a)	The Employer shall employ the Employee and the Employee shall serve the Employer as from the Commencement Date to fulfill the position of Chief Executive Officer. As such, the Employee will execute tasks including, but not limited to, (i) implementing the strategic goals and objectives of the Employer and Employer’s Parent Company, (ii) assisting the Board to fulfil its governance function and (iii) giving direction and leadership towards the achievement of the Employer’s mission, strategy, and main objectives.
(b)	During the Employment the Employee shall (i) unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Employer, (ii) diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Board together with such person or persons as the Board may appoint to act jointly with him, (iii) comply with all reasonable and lawful directions given to him by the Board and (iv) use his best endeavours to promote, protect, develop and extend the business of the Employer.
(c)	The Employee shall serve the Employer on the terms of this Contract and accepts the aforementioned position. The Employee shall work for the Employer in this position or in any other similar position, which the Employer may assign to him over the course of time.

(d)	The Employment will take place in such various addresses, as may be reasonably designated by the Employer. The Employee consents that the geographical location of the Employment is not a substantive clause of this Contract. The head office of the Employer is located at 2-8, avenue Charles de Gaulle, L-1653, Luxembourg. However, if the geographical location of the Employment is relocated to over thirty miles away from its original address, the Employer agrees to pay all standard relocation costs for Employee.
(e)	The Employee agrees to travel on the Employer’s business (both within Luxembourg and abroad) as may be reasonably required for the proper performance of the duties under the Employment. During the Employment the Employee may be required to work outside Luxembourg for a continuous period of more than one (1) month. In such an event, the Employer will provide the Employee with the following information before he leaves : (i) the length of time required abroad; (ii) the currency of salary (if applicable); (ii) any monetary benefits or benefits in kind due (if applicable); and (iv) any repatriation conditions (if applicable).
(f)	The Employee expressly confirms that he is not bound to any other company, firm or entity by a non-competition or any other such clause which would prevent him from signing the present Contract.
(g)	The Employee shall undertake to inform the Employer immediately in writing of any relevant change in the Employee’s personal situation such as his address. The Employer shall treat all such information confidentially.
(h)	The Employee warrants that he is currently applying for the necessary administrative work and residence permits with the relevant Luxembourg authorities, which, upon receipt, will entitle him to work in Luxembourg without any additional approvals. The Employee shall notify the Employer immediately if he ceases to be so-entitled during the Employment. The Employee shall further immediately notify the Employer of his address of residence in Luxembourg.
(i)	The Employee consents to undergo an obligatory medical examination within two months of commencing the Employment in order to verify his physical aptitude to fulfil his obligations under the Employment.
(j)	The Employee shall comply with all the rules, policies and procedures set out in the internal Rules and Regulations, which shall be established over the course of time by the Employer and a copy of which will be made available to the Employee once adopted. Such Rules and Regulations may be modified at any time. In the event of conflict between the terms of this Contract and the terms of the Rules and Regulations, this Contract shall prevail.
Article 3 — Term of Employment
(a)	The present Contract shall take effect or be deemed to have taken effect, on the Commencement Date and is concluded for an indefinite period, subject to the terms of this Contract and the Luxembourg Labour Code.
(b)	For the purposes of the following calculations in Artilcle 3, the Employee will be credited with the previous term of employment with Ocwen Financial Corporation, a company incorporated under the laws of Florida, the United States of America, with registered address at 1661 Worthington Road, West Palm Beach, Florida, 33409, United States of America. The parties hereby acknowledge agree that the Employee’s term of employment with Ocwen Financial Corporation is twelve (12) years.

(c)	Either Party may terminate this Contract in writing, giving the other no less than the following legal prior notice, in accordance with article L.124-1 of the Luxembourg Labour Code.

In the case of the dismissal of the Employee by the Employer, the latter must respect a minimum prior notice of :
-	two (2) months if the term of the Employment is under five (5) years;

-	four (4) months if the term of the Employment is between five (5) and ten (10) years;

-	six (6) months if the term of the Employment is over ten (10) years.
In the case of the resignation of the Employee, the following prior notice must be given:
-	one (1) month if the term of the Employment is under five (5) years;

-	two (2) months if the term of the Employment is between five (5) and ten (10) years;

-	three (3) months if the term of the Employment is over ten (10) years.
The respective prior notice will run from the fifteenth (15th) day of the month if notice was given before such a date, or from the first (1st) day of the following month if notice was given after the fifteenth (15th) of the month.

(d)	In accordance with article L.124-7 of the Luxembourg Labour Code, a further redundancy payment of one to twelve months’ salary shall be paid by the Employer to the Employee justifying a term of employment of over five years at the end of the notice period, notwithstanding the provisions under article L. 124-7 (3).

(e)	Notwithstanding sub (c) and (d) and in accordance with article L.124-10 of the Luxembourg Labour Code, the Employer may terminate the Contract with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due and unpaid at the date of termination) for Cause.

(f)	The Contract will automatically terminate by operation of the law on the date on which the Employee is declared to be medically unable to perform his duties under the Contract by the pre-employment, or any subsequent, medical examination; on the fifty-second week of continual Incapacity over any one hundred and four week period; when the Employee reaches the legal retirement age or is attributed an old-age pension or any other of the provisions specified under articles L.125-2 to L.125-4 of the Luxembourg Labour Code. In such an event, the Employer will pay the Employee all standard relocation costs necessary to relocate the Employee to either Atlanta, South Florida or equivalent in the United States of America, at the Employee’s sole discretion.

(g)	In addition to the minimum notice requirements, under sub (c), should the Employer terminate the Employee’s employment for any reason other than for Cause, the Employer shall pay to the Employee a further twelve (12) months’ salary and one year’s target incentive compensation as well as all standard relocation costs (together with Tax Gross

Up) necessary to relocate the Employee to either Atlanta, South Florida or equivalent, at the Employee’s sole discretion. To the extent notice of termination is provided by Employer after October 1st of the service year and before incentives are paid for the prior service year, employee will be entitled to receive any incentive earned and vested for the prior service year in addition to the one year’s target incentive to be paid hereunder. The amounts paid hereunder will include all redundancy payments as required under sub (d).

(h)	If the Employee provides ninety (90) days notice of Good Reason and the Employer fails to correct such Good Reason within ninety (90) days, the Employee may terminate the Employment immediately. In such an event, and upon termination, the Employer shall pay to the Employee twelve (12) months Target Total Compensation as well as all standard relocation costs (together with Tax Gross Up) to relocate the Employee to either Atlanta, South Florida or equivalent, at the Employee’s sole discretion.
Article 4 — Working Hours and Holidays
(a)	The Employee hereby acknowledges that general working hours or overtime statutory provisions are not applicable to his position as an executive, in accordance with article 16-2 of the law of 30 June 2004 on collective employment relations. Working hours may thus vary according to the Employer’s requirements.

(b)	The Employee shall have the right to 25 days of annual paid time off, in addition to the Luxembourg public holidays, notwithstanding article L.233-4 of the Luxembourg Labour Code’s provisions. The Employee will accrue paid time off at 2 1/12 days per completed month worked. The Employer’s holiday year runs from the 1st January to the 31st December. For 2009, Employee will receive paid time off accruals outstanding for Ocwen Financial Corporation as of the Commencement Date.

The Employee will respect a reasonable delay between requesting the Employer for leave and taking it, in order to not perturb the functioning of the company. The Employer shall respect the Employee’s request to the extent that the request does not perturb the functioning of the company or conflict with other employees’ leave.

(c)	The Employee shall take, and the Employer shall allow the Employee to take, his accumulated leave in full before the end of each calendar year, in accordance with articles L.233-9 and L.233-10 of the Luxembourg Labour Code. The Employee may not carry forward any more than five days of accrued paid time off to a subsequent holiday year, nor receive any payment in lieu of such entitlement without the prior consent of the Employer.
Article 5 — Remuneration
(a)	All payments and allowances to the Employee shall be in euros (EUR). Upon providing notice to the Employer’s Chief Financial Officer prior to the payment thereof, the Employee may elect, (i) to have all or a percentage of his cash incentive payment paid in U.S. Dollars and (ii) to receive any severance payment in U.S. Dollars.

(b)	The Employee’s annual gross salary shall be USD 442,000.-, payable in twenty-six instalments of USD 17,000.- less all applicable withholdings- per annum. The Employee’s salary is based on a minimum of 40 hours a week. All salary amounts for 2009 shall be converted into Euros prior to payment at the average exchange rate for conversion from US Dollars to Euros for 2009 up to the Commencement Date. Subsequent to 2009, all salary amounts shall be converted into Euros prior to payment at the average exchange rate for conversion from US Dollars to Euros for the prior fiscal year.

(c)	The Employee’s salary shall accrue from day to day and be payable in arrears bi-weekly into the Employee’s bank account. The Employee shall inform the Employer of all necessary details relating thereto.

(d)	The Employer hereby informs the Employee that in order to fulfil the obligations under the employment contract and to pay his salary, the following information about the Employee may be transmitted: name, address, civil status, date of birth, any documents given during the employment proceedings (including the curriculum vitae), the employment agreement and salary, proof of payment, all raises or modifications of salary, the hours effectively worked, any correspondence with the employees as well as all other documents relating to the employment contract (such as holiday requests or Incapacity certificates), in accordance with articles 26 and 28 of the 2002 Personal Data Law, as amended.

The Employee is permitted to access the above information and may demand the rectification of any error thereupon.

(e)	The Employee’s salary shall be reviewed by the Board annually, the first such review to take place in January 2010. The Employer is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either Party to terminate the Employment.

(f)	Upon satisfaction of the relevant performance criteria, the Employee may be entitled to an annual incentive in the target amount of USD 663,000.-. The objective criteria to taken into account to award such incentives for 2009 and thereafter include the criteria detailed in the Employee’s Scorecard to be approved by the Compensation Committee annually.

(g)	The Employer may introduce further benefits for employees, such as health care and contributory pensions. Any invitation to participate in such benefits will be issued by the Board as and when any such benefits are implemented, on a non-discriminatory basis to all or to objectively determined sections of employees. This clause shall not entitle the Employee to participate in any such benefit unless so entitled by his position in the above criteria. It is intended that the Employee will receive similar benefits to those received in his role as President Ocwen Solutions for Ocwen Financial Corporation.

(h)	The salary, incentive and other benefits of the Employee shall be payable after deduction of all compulsory contributions to the social security system (if applicable) in existence in Luxembourg and after deduction of the retentions at source of income tax (if applicable) and, should the case arise, any other charges imposed by Luxembourg Law.
Article 6 — Expenses
(a)	The Employer shall reimburse (or procure the reimbursement of) all reasonable expenses, (to the extent that such expenses are compliant with the Employer’s Travel and Entertainment Expense Policy), wholly, properly and necessarily incurred by the

Employee in the course of the Employment, subject to production of receipts or other appropriate evidence of payment.

(b)	The Employee shall abide by the Employer’s policies on expenses as communicated to the Employee.

(c)	Any credit card supplied to the Employee by the Employer shall be used only for expenses incurred in the course of the Employment.
Article 7 — Incapacity
(a)	The Employee who is incapable of working for any reason of illness or accident shall notify the Employer or his representative on the first day of Incapacity, either personally or by way of an intermediary. Such notification may be made orally or in writing.

(b)	If the period of Incapacity is over three days, the Employee must present a medical certificate demonstrating his Incapacity by the third day at the latest, in order to benefit from the article L.121-6 of the Luxembourg Labour Code protection from redundancy.

(c)	Subject to the Employee’s compliance with the provisions of the Luxembourg Labour Code, he shall continue to receive his full salary and contractual benefits (if any) during any period of absence due to Incapacity up to the last day of the within which the aggregate seventy-seventh day of Incapacity falls during any fifty-two week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation at the time of absence, in compliance with article L.121-6 of the Luxembourg Labour Code.

(d)	If the Employee has fulfilled his legal obligations under L.121-6 of the Luxembourg Labour Code, the Employer may not terminate the Employment for a period of twenty-six weeks by giving the notice specified in clause 3.b.

(e)	To the extent the Employment is terminated due to Incapacity in accordance with article L. 121-6(5), the Employer will pay all standard relocation costs (together with Tax Gross Up) to relocate the Employee to either Atlanta, South Florida or equivalent at the Employee’s sole discretion.
Article 8 — Confidential Information and Restrictive Covenants
(a)	The Employee shall treat as confidential all information concerning the activities of the Employer, and he shall not disclose to third parties, or to other employees, any information of which he may have been made aware during the present Contract, notwithstanding that which is reasonably necessary to permit normal performance or their respective duties by the parties concerned.

(b)	All notes, reports, listings, files, documents, and contacts whatsoever related to the Employer are and shall remain the exclusive property of the Employer and shall be created, processed, and stored by the Employee in a confidential manner exclusively on behalf of the Employer.

When the present Contract shall come to an end, the Employee must return to the Employer all documents as well as copies of such documents which may be in the possession of or under the control of the Employee, and the Employee undertakes to do everything to assist the Employer to recover all documents which may be beyond the control of the Employee.

(c)	Simultaneously to the signing of the present Contract, the Parties acknowledge they are executing the Altisource Employee Intellectual Property Agreement in substantially the same form of that which is appended hereto as exhibit B.

(d)	Following the valid termination of the Employment, the Employee hereby expressly agrees to refrain from setting up his own company, or setting himself up as a freelancer, in any directly or indirectly competing field with the Employer’s activities including but not limited to any residential mortgage related services, residential mortgage related outsourcing services, receivables management outsourcing services and the sale of mortgage related technology products in Luxembourg for a period of one (1) year.

(e)	The Employee hereby acknowledges that during his time of Employment he has been and will be provided with access to confidential information and to Employer’s clients, customers and others with whom the Employer has formed valuable business arrangements. The Employee hereby agrees that he will not: (i) for a period of one (1) year following the date of termination of this Contract, solicit any of Employer’s clients or take any other action that would interfere with, diminish or impair the relationships that the Employer has with its clients, customers and others with which the Employer has business relationships or to which services are rendered; (ii) hire, recruit, solicit for employment or induce to terminate the Employer’s employment of any person (natural or otherwise) who is or who becomes an employee of the Employer; or (iii) assist with others engaging in any of the foregoing.
Article 9 — Miscellaneous
(a)	The Parties hereby expressly agree to reexecute the Contract within thirty (30) days subsequent to the distribution date of Employer’s Parent Company, in order to amend it to include the actual Commencement date and the Employee’s address in Luxembourg.

(b)	All notices and other communications provided for hereunder shall be in English and in writing, delivered by hand or by registered or certified mail (return receipt requested) and delivered or addressed to the addressee at its address below (or any other address it may subsequently notify in writing to the other Party):

if to the Employer, to:

Address:	Altisource Portfolio Solutions S.A. 2-8, avenue Charles de Gaulle, L-1653 Luxembourg
Attention:	The Board of Managers
if to the Employee, to:

Address:	5265 Mount Vernon Parkway, Atlanta, GA, 30327, United States of America (until the Employer has been informed of the Employee’s Luxembourg address)
Attention:	Mr. William Shepro
Each time the Employee’s address is changed, notice shall be given to the Employer and at such time all notices are required be sent to the new address. The foregoing notwithstanding, and for the avoidance of doubt the parties may meet the notice requirements hereunder by hand delivering to the other party.

(c)	The date on which a notice shall be deemed validly given shall be the date of its receipt by the addressee, i.e. the date appearing on the acknowledgment or refusal of receipt or the addressee’s countersignature.

(d)	No amendment or waiver of any provision of this Contract, nor consent to or departure by either Party therefrom, nor any subsidiary agreement relating to the subject matter of this Contract, shall in any event be valid unless it is in writing and signed by or on behalf of both Parties.

(e)	The Employee is hereby prohibited from exercising all other professional employment activity during the term of the Contract and in addition to the Employment, without prior written consent from the Employer.

(f)	Each Party of behalf of itself acknowledges and agrees with the other Party that (i) this Contract, together with any documents referred to in it, constitute the entire agreement and understanding between the Employee and the Employer, superseding any prior agreement relating to the Employment (ii) that by entering into this Contract neither Party has relied on any Pre-Contractual Statement and (iii) that other than remedy for breach of Contract under the terms of the present Contract no Party shall have any right of action against the other Party in respect of any Pre-Contractual Statement.

(g)	Nothing in this Contract shall operate to limit or to exclude any liability for fraud.
Article 9 — Governing Law and Jurisdiction
The present Contract shall be governed, interpreted and performed by and in accordance with the law in force in the Grand-Duchy of Luxembourg. Each Party expressly agrees to submit to the exclusive jurisdiction of the Courts of Luxembourg over any claim or matter arising under or in connection with this Contract.
In witness whereof the present Contract has been signed in duplicate on [DATE] 2009 and each of the Parties acknowledges having received one original version.

The Employer
Altisource Solutions S.à r.l.

[NAME]
[FUNCTION]
The Employee
Mr. William Benjamin Shepro

Exhibit A : Altisource Employee Intellectual Property Agreement

EXHIBIT A
EMPLOYEE INTELLECTUAL PROPERTY AGREEMENT
          This AGREEMENT made by and between ALTISOURCE SOLUTIONS S.à r.l., a private limited liability company organized under the laws of the Grand Duchy of Luxembourg, having a place of business at 2, rue Jean Bertholet L-1233,Luxembourg (together with its parent company, Altisource Portfolio Solutions, S.A., and each of its parent company’s subsidiaries, affiliates or related companies “Altisource”), and

(Name of Employee)	(Social Security Number)
          In consideration for my employment by Altisource, and the wages or salary and other employee benefits in compensation for my services, I agree that:
1.	I will not disclose or induce Altisource or companies which it owns or controls to use confidential information or trade secrets of others, unless authorized by the owner.

2.	During my employment with Altisource and thereafter, I will treat all Confidential Information as secret and confidential and I will never use or disclose or authorize anyone else to use or disclose such Confidential Information except as is expressly permitted by Altisource in performance of my designated duties to Altisource. I will diligently protect all Confidential Information against loss by inadvertent or unauthorized use or disclosure.

3.	Since I have no right to use Confidential Information after termination of my employment with Altisource, in addition to other rights or remedies Altisource may have, Altisource shall have a perpetual, royalty-free, nonexclusive license to fully utilize for any purpose all inventions, computer programs and copyright works made, conceived, or authored by me, alone or jointly with others, related to work I performed during my employment with Altisource, and which utilizes Confidential Information.

All Developments are the property of Altisource and deemed works made for hire, to the extent applicable. To the extent any Developments and the rights therein do not become the property of Altisource by operation of law, I hereby assign to Altisource all my rights to such Developments in all countries as of the time such rights arise.

4.	For the purpose of this Agreement, the following words shall have the following meanings:
a.	“Confidential Information” means information which is disclosed to me, known by me, or generated by me as a consequence of or related to my employment with Altisource, which is not generally known outside Altisource, and which relates to Altisource’s business. “Confidential Information” is intended to include, but is not limited to, trade secrets, inventions, processes, formulas, systems, computer programs, plans, programs, studies, techniques and business information.

b.	“Developments” means all inventions, whether or not patentable, Confidential Information, computer programs, copyright works, algorithms, processes, trademarks and other intellectual property, made, conceived, or authored by me, alone or jointly with others, while employed by Altisource, whether or not during normal business hours or on Altisource premises, that are within the existing or contemplated scope of Altisource’s business or of companies which it owns or controls at the time such Developments are made, conceived, or authored or which result from or are suggested by any work I or others may do for or on behalf of Altisource or such companies.
5.	I have these rights. No provision in this Agreement is intended to require assignment of any of my rights in an invention for which I can prove no equipment, supplies, facilities, or trade secret information of Altisource was used and was developed entirely on my own time; and which I can prove (1) does not relate to the business of Altisource or to the actual or demonstrably anticipated research or development of Altisource; and (2) does not result from any work performed by me for Altisource.

6.	I will promptly submit to Altisource written disclosures of all inventions, whether or not patentable, which are made or conceived by me, alone or jointly with others, while I am employed by Altisource.

7.	Upon request by Altisource, at any time during my employment with Altisource and thereafter, I will:
a.	submit to Altisource written disclosures of all intellectual property made, conceived, or authored, by me, alone or jointly with others, while employed by Altisource; and

b.	provide proper assistance and execute all papers deemed by Altisource to be necessary to effectuate the intentions of the parties expressed in this Agreement and to develop and preserve legal protection for all Developments in the name of Altisource.
8.	All written materials and other tangible objects, including copies, made or compiled by me or made available to me in the course of my employment, shall be the property of Altisource and shall be delivered to Altisource upon termination of my employment or at any other time upon request.

9.	The laws of the Grand Duchy of Luxembourg will govern the interpretation, validity and effect of this Agreement without regard to its place of execution or its place of performance. Should I violate this Agreement, inadvertently or otherwise, I acknowledge that irreparable harm will result to Altisource, and that Altisource shall be entitled to any remedy, legal or equitable, to correct any harm which results from such violation.

10.	This Agreement may not be superseded, amended, or modified except by a written agreement signed by me and any of the president, the chief financial officer or the general counsel of Altisource.

11.	If any provision of this Agreement is held to be unenforceable for any reason, it shall be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

If Altisource decides not to exercise any of its rights under this Agreement or to take no action, against any violation, such decision shall not affect the exercise of such right or taking of any action at another time.

12.	There is no agreement or restriction which prevents the performance of my duties under this Agreement, except an agreement with , a copy of which is attached hereto. (If there is none, insert “no exception.”)
          I acknowledge that I have read and that I understand this Agreement. I understand that to the extent applicable it remains in effect following my employment with Altisource. I also understand this Agreement is legally binding upon me and upon my heirs and it may be transferred by Altisource to any of its successors or assigns.

By:	Date:

Accepted by Altisource:

By:	Date: